UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
July 29, 2016

On Deck Capital, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36779	42-1709682
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)
1400 Broadway, 25th Floor
New York, New York 10018
(Address of principal executive offices, including ZIP code)
(888) 269-4246
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
Amendment and Restatement of Bylaws

On July 29, 2016, the board of directors of On Deck Capital, Inc. (the “Company”) adopted amendments to the Company’s second amended and restated bylaws as previously in effect and approved the further amendment and restatement of the Company’s bylaws to reflect the amendments approved on such date (as so amended, the “Third Restated Bylaws”).

The amendments changed Section 4.3 of the bylaws regarding the calling of special meetings of committees of the Board of Directors (the “Board”) of the Company by adding that such special meetings may also be called by the chair of the committee and by resolution of the committee. Prior to the amendment, special meetings of the Board committees could only be called by resolution of the Board.

The amendments changed Section 5.3 of the bylaws regarding subordinate officers and agents of the Company by adding that the chief executive officer of the Company may also determine the authority and duties of subordinate officers and agents of the Company. Prior to the amendment, only the Board could do so.

The amendments changed Section 10.4 of the bylaws to expand the definition of “person” as used in the bylaws to also include a limited liability company, partnership, joint venture, association, trust and joint stock company. Prior to the amendment, the definition was limited to natural persons and corporations.

A copy of the Third Restated Bylaws is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

3.1	Third Amended and Restated Bylaws.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2016	On Deck Capital, Inc.

/s/ Cory R. Kampfer
Cory R. Kampfer Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Third Amended and Restated Bylaws.